JAWS
TECHNOLOGIES  INC.

Mr.  John  Huguet
President  and  CEO
e-Financial  Depot.com
1875  Century  Park  East,  Suite  150
Century  City,  California  90067

Dear  John:

Re:     Letter  of  engagement  for  JAWS  Technologies  Inc.

On Friday, February 25, 2000, Rick Langley, Brett O'Keefe (e-financial depot.com
- FDPO), Tej Minhas, Peter Labrinos, Vijay Sachdeva and Joseph Iuso (JAWS Technologies Inc. - JAWS) participated in a conference call. The purpose of the call was for FDPO to give JAWS a quick overview of the activities already underway, and scope at a high level JAWS' short and long term roles in FDPO's initiative to become the "one stop shop" for financial services and investment information on the World Wide Web.

We  are  very excited to have the opportunity to work with e-financial depot.com
(FDPO). In the long term, we envisage our role will be to provide assistance and leadership in the areas of project management, co-ordination of resources involved in the project, especially with vendors, validating the technical direction FDPO is pursuing, and the overall design, development, integration and implementation of the various systems and services. We understand that FDPO is well equipped to assess the business issues of the effort underway. However, if we can provide any assistance on the business impacts of the technical direction chosen we would be quite happy to do so at your request. In the short term, as agreed in the conference call, JAWS will immediately undertake the following activities:

1. A site visit (March 1-2, 2000) to FDPO offices in Los Angeles to further understand the initiatives already underway;

2. Review activities underway and identify any gaps in the required goals and the direction being pursued by FDPO;

3. Determine timeframe for security assessment by the JAWS security group of the current FDPO technical infrastructure;

4. Prepare a proposal that will encompass a description of JAWS' role going forward, a project plan depicting resource utilization, activities and the associated time frames to accomplish integration of critical systems and services in the short term, and additional systems and services in the long term.

                      1  Concorde  Gate,  Suite  307
                  Don  Mills,  Ontario  M3C  3N6  CANADA
               Tel:  416-444-4442        Fax:  416-444-9273

We expect the aforementioned activities to be completed by March 13. Joseph Iuso, senior consultant, and myself will be the primary JAWS resources focused on these deliverables. The cost of these deliverables to FDPO will be $15,000 USD. Please note that this cost is exclusive of travel, lodging and applicable taxes.

I have discussed the time frame and cost of these immediate deliverables with Rick and he is in agreement. Kindly provide your acceptance and acknowledgement by signing below and faxing a copy to my attention at 416-444-9273.

Once again we are really excited to be working with FDPO on this very exciting initiative.

Kind  regards,

Yours  truly,

Vijay  Sachdeva
Director,  e-business
JAWS  Technologies  Inc.

Accepted:

/s/  John  Huguet

John  Huguet
President  &  CEO
e-Financial  Depot.com

Dated:  Feb

cc:     Mr.  Rick  Langley,  e-Financial  Depot.com
        Mr.  Peter  Labrinos,  JAWS  Technologies  Inc.


                      1  Concorde  Gate,  Suite  307
                   Don  Mills,  Ontario  M3C  3N6  CANADA
                Tel:  416-444-4442        Fax:  416-444-9273